Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

FORTUNE BRANDS, INC.

and

FORTUNE BRANDS HOME & SECURITY, INC.

Dated as of September 27, 2011

ii

iii

EXHIBITS

Exhibit A	Form of Contribution Agreement
Exhibit B	Form of Employee Matters Agreement
Exhibit C	Form of H&S Amended and Restated Bylaws
Exhibit D	Form of H&S Restated Certificate of Incorporation
Exhibit E	Form of Indemnification Agreement
Exhibit F	Form of Initial H&S Certificate of Incorporation
Exhibit G	Form of Studio Use Agreement
Exhibit H	Form of Tax Allocation Agreement
Exhibit I	Form of Transition Services Agreement (Beam to H&S)
Exhibit J	Form of Transition Services Agreement (H&S to Beam)

SCHEDULES

Schedule 1.1(A)	Assumed Actions
Schedule 1.1(B)	Fortune Brands Financial Instruments
Schedule 1.1(C)	H&S Financial Instruments
Schedule 1.1(D)	Transferred Business Assets
Schedule 3.1	H&S Board
Schedule 3.4	Intercompany Agreements
Schedule 6.7(A)	H&S Recoveries
Schedule 6.7(B)	Fortune Brands Recoveries
Schedule 9.1(A)	Separation Costs Payable by Fortune Brands
Schedule 9.1(B)	Separation Costs Payable by H&S
Schedule 10.1(A)	Claims Not Released
Schedule 10.1(B)	Obligations Not Released
Schedule 10.3(D)	Fortune Brands Information in Form 10 Registration Statement or Information Statement or Prospectus
Schedule 10.3(E)	Fortune Brands Information in Form S-8 Registration Statement or Prospectus

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is made as of September 27, 2011 by and between Fortune Brands, Inc., a Delaware corporation (“Fortune Brands”), and Fortune Brands Home & Security, Inc., a Delaware corporation (“H&S”), and, as of the date hereof, a wholly-owned subsidiary of Fortune Brands.

WHEREAS, Fortune Brands, through the H&S Subsidiaries (as hereinafter defined) and the Transferred Subsidiaries (as hereinafter defined), is engaged in the business of designing, manufacturing and selling home and security products, as described more fully in the Form 10 Registration Statement (as hereinafter defined) (the “Transferred Business”);

WHEREAS, the board of directors of Fortune Brands (the “Fortune Board”) has determined that it would be advisable and in the best interests of Fortune Brands and its stockholders for Fortune Brands to contribute to H&S (i) 100% of the ownership interests of the Transferred Subsidiaries (as hereinafter defined) and (ii) the Transferred Business Assets (as hereinafter defined);

WHEREAS, the Fortune Board has determined that it would be advisable and in the best interests of Fortune Brands and its stockholders for Fortune Brands to distribute on a pro rata basis to the holders of shares of Fortune Brands’ common stock, par value $3.125 per share (“Fortune Brands Shares”), without any consideration being paid by the holders of such Fortune Brands Shares, all of the outstanding shares of H&S common stock, par value $0.01 per share (“H&S Shares”), owned by Fortune Brands as of the Distribution Date (as hereinafter defined);

WHEREAS, it is the intention of the parties hereto that the Contribution, Conversion and Distribution (as defined herein) qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, it is the intention of the parties hereto that the Distribution qualify as tax-free to Fortune Brands under Section 361(c) of the Code and that, except for cash received in lieu of any fractional H&S Shares, the Distribution qualify as tax-free to Fortune Brands stockholders under Section 355(a) of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and Distribution and certain other agreements that will govern the relationship of Fortune Brands and H&S following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“1700 Insurance” means 1700 Insurance Company Ltd., a limited liability company organized under the laws of Bermuda and, as of the date hereof, a wholly-owned subsidiary of Fortune Brands.

“Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any arbitral body or any court, grand jury or other Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. After the Distribution, H&S and Fortune Brands shall not be deemed to be under common Control for purposes hereof due solely to the fact that H&S and Fortune Brands have common stockholders.

“Agent” means Wells Fargo Shareowner Services, the distribution agent appointed by Fortune Brands to distribute H&S Shares pursuant to the Distribution.

“Agreement” means this Separation and Distribution Agreement, as the same may be amended from time to time in accordance with its terms.

“Assumed Actions” means those Actions (a) in which any Fortune Brands Party or any of its Affiliates is a defendant or the party against whom the claim or investigation is directed and (b) that primarily relate to the H&S Business, including those Actions listed on Schedule 1.1(A).

“Beam” has the meaning set forth in Section 3.1(a).

“Canada FinCo” means Fortune Brands Finance Canada Ltd., a corporation incorporated federally and extra-provincially registered in Ontario and, as of the date hereof, a wholly-owned subsidiary of Fortune Brands.

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 8.1(b).

“Code” has the meaning set forth in the Recitals.

“Confidential Information” means any of the following:

(a)	any information that is competitively sensitive material or otherwise of value to any Fortune Brands Party or H&S Party and not generally known to the public, including product planning information, marketing strategies, plans, consumer or customer relationships, consumer or customer profiles, sales estimates, business plans and internal performance results relating to the past, present or future business activities of any Fortune Brands Party or H&S Party or the consumers, customers, clients or suppliers of any of the foregoing;

(b)	any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords any Fortune Brands Party or H&S Party a competitive advantage over its competitors; or

(c)	any confidential or proprietary concepts, ideas, know-how, concepts, methods, processes, formulae, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, trade secrets or other proprietary information, whether or not patentable or copyrightable.

Confidential Information includes all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, computer programs and data, specifications, bills of material, equipment, prototypes and models and any other tangible manifestation (including data in computer or other digital format) of the foregoing.

“Contract” means any written or oral contract, agreement, lease, license, sublicense, commitment, understanding, arrangement, assignment or indemnity, including any amendment thereto, invoice, purchase order, bid and quotation.

“Contribution” has the meaning set forth in Section 3.1(e).

“Contribution Agreement” means the agreement in the form of Exhibit A pursuant to which the Transferred Business Assets will or have been contributed to H&S.

“Control” means, as to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled by” and “under common Control” have correlative meanings.

“Conversion” has the meaning set forth in Section 3.1(f).

“Conveyancing Instruments” has the meaning set forth in Section 3.8.

“CPR” has the meaning set forth in Section 12.2(b).

“Dispute” has the meaning set forth in Section 12.2(a).

“Distribution” has the meaning set forth in Section 4.3.

“Distribution Date” means the date determined by the Fortune Board in accordance with Section 4.1 as the date as of which the Distribution will be effected.

“Effective Time” has the meaning set forth in Section 4.3.

“Employee Contract” means any Contract between a Party and a current or former employee of any Party.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between Fortune Brands and H&S, the form of which is attached hereto as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FBIC” means Fortune Brands International Corporation, a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Fortune Brands.

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Fortune Brands Insured Party or an H&S Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“Foreign Cash” means cash and cash equivalents of H&S Parties incorporated outside the U.S., including all such cash or cash equivalents temporarily on deposit in any account held by a U.S. H&S Party.

“Form 10 Registration Statement” means the registration statement on Form 10 filed by H&S with the SEC to effect the registration of the H&S Shares under the Exchange Act (including all amendments or supplements thereto, in each case filed with the SEC prior to the Distribution Date).

“Form S-8 Registration Statement” means the registration statement on Form S-8, as amended and supplemented, including all documents incorporated by reference, to effect the registration under the Securities Act of H&S Shares subject to stock-based awards granted to current and former officers, employees, directors and consultants of the Fortune Brands Parties and the H&S Parties pursuant to the Employee Matters Agreement.

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“Fortune Board” has the meaning set forth in the Recitals.

“Fortune Brands” has the meaning set forth in the first paragraph of this Agreement.

“Fortune Brands Business” means all businesses and operations of the Fortune Brands Parties, other than the H&S Business, including any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the Fortune Brands Parties.

“Fortune Brands Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments that are not primarily related to the H&S Business under which any H&S Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(B).

“Fortune Brands Indemnified Parties” has the meaning set forth in Section 10.2.

“Fortune Brands Insured Party” means any Fortune Brands Party that is a named insured, additional named insured or insured under any Shared Policy.

“Fortune Brands Liabilities” means, without duplication, (a) all Liabilities of the Fortune Brands Parties to the extent based upon or arising out of the Fortune Brands Business, (b) all Liabilities of the H&S Parties to the extent based upon or arising out of the Fortune Brands Business and (c) all Liabilities based upon or arising out of the Fortune Brands Financial Instruments.

“Fortune Brands Parties” means Fortune Brands and its Subsidiaries (including those formed or acquired after the date hereof), other than the H&S Parties.

“Fortune Brands Shares” has the meaning set forth in the Recitals.

“Governmental Approvals and Consents” means any notices, reports or other filings to be made with or to, or any consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body.

“H&S” has the meaning set forth in the first paragraph of this Agreement.

“H&S Balance Sheet” means the unaudited condensed consolidated balance sheet of H&S as of June 30, 2011 included in the Information Statement.

“H&S Board” means the board of directors of H&S.

“H&S Business” means all businesses and operations of the H&S Parties, including any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the H&S Parties.

“H&S Amended and Restated Bylaws” means the amended and restated bylaws of H&S, the form of which is attached hereto as Exhibit C.

“H&S Credit Facility” means a $1,000,000,000 (one billion dollar) credit facility to be entered into by H&S and one or more Third Parties.

“H&S Equity Interests” means the equity interests of H&S prior to the Conversion.

“H&S Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments primarily related to the H&S Business under which any Fortune Brands Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(C).

“H&S Indemnified Parties” has the meaning set forth in Section 10.3.

“H&S Insured Party” means any H&S Party that is a named insured, additional named insured or insured under any Shared Policy.

“H&S Liabilities” means, without duplication, (a) all Liabilities of the H&S Parties to the extent based upon or arising out of the H&S Business or the Transferred Business Assets, (b) all Liabilities of the Fortune Brands Parties to the extent based upon or arising out of the H&S Business or the Transferred Business Assets, (c) all Liabilities based upon or arising out of the H&S Financial Instruments and (d) all outstanding Liabilities included on the H&S Balance Sheet or in the notes thereto and all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of H&S, or the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of the nature and type of Liabilities included on the H&S Balance Sheet; it being understood that to the extent the amount of any Liability included on the H&S Balance Sheet or the notes thereto was an estimate thereof, the actual amount of such Liability (rather than the estimated amount) shall be deemed to be an H&S Liability for purposes of clause (d).

“H&S Parties” means H&S, the H&S Subsidiaries, the Transferred Subsidiaries and any other Subsidiary of H&S (including those formed or acquired after the date hereof).

“H&S Restated Certificate of Incorporation” means the restated certificate of incorporation of H&S, the form of which is attached hereto as Exhibit D.

“H&S Shares” has the meaning set forth in the Recitals.

“H&S Short-Term Note” means a $500,000,000 (five hundred million dollar) short-term note (a) to be entered into by H&S and a Third Party on the Distribution Date and (b) with respect to which H&S’s obligations are to be guaranteed by Fortune Brands.

“H&S Subsidiaries” means, collectively, Fortune Brands Storage and Security LLC, MasterBrand Cabinets, Inc., Moen Incorporated, Simonton Holdings, Inc., Therma-Tru Corp. and each Subsidiary of any of the foregoing.

“Indemnification Agreement” means the Indemnification Agreement, dated as of September 14, 2011, between Fortune Brands and H&S, the form of which is attached hereto as Exhibit E.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Reduction Amounts” has the meaning set forth in Section 10.5(a).

“Information” has the meaning set forth in Section 11.1(a).

“Information Statement” means the information statement included in the Form 10 Registration Statement, which information statement is to be sent by Fortune Brands to its stockholders in connection with the Distribution (as the same may be amended or supplemented prior to the Distribution Date).

“Initial H&S Certificate of Incorporation” means the initial certificate of incorporation of H&S, the form of which is attached hereto as Exhibit F.

“Intercompany Agreements” means any Contract, other than this Agreement, any agreement or amendment thereto contemplated by Section 6.2 and the Transaction Agreements, between one or more of the Fortune Brands Parties, on the one hand, and one or more of the H&S Parties, on the other hand, entered into prior to the Distribution.

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“LTIP Shares” has the meaning set forth in Section 2.1(c).

“Marks” has the meaning set forth in Section 6.7.

“Material Transaction Agreements” means the Conveyancing Instruments, the Employee Matters Agreement, the Indemnification Agreement, the Tax Allocation Agreement and the Transition Services Agreements.

“Mediation Request” has the meaning set forth in Section 12.2(b).

“NYSE” means the New York Stock Exchange.

“Occurrence Basis Policies” has the meaning set forth in Section 8.1(b).

“Out-of-Pocket Expenses” means expenses involving a payment to a Third Party (other than an employee of the party making the payment).

“Party” means a Fortune Brands Party or an H&S Party, as applicable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of the Fortune Brands Parties and their predecessors which were or are in effect at any time at or prior to the Effective Time (other than insurance policies, insurance Contracts and claim administration Contracts established in contemplation of the Distribution to cover only the H&S Parties after the Effective Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Prime Rate” means the rate that JPMorgan Chase Bank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 11.9(a).

“Privileged Information” has the meaning set forth in Section 11.9(a).

“Procedure” has the meaning set forth in Section 12.2(b).

“Record Date” means 5:00 p.m. Central Time on the date determined by the Fortune Board as the record date for the Distribution.

“Related Claims” means a claim or claims against a Shared Policy made by one or more H&S Insured Parties, on the one hand, and one or more Fortune Brands Insured Parties, on the other hand, filed in connection with Losses suffered by either an H&S Insured Party or a Fortune Brands Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Fortune Brands Insured Party or an H&S Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Fortune Brands Insured Party or H&S Insured Party, as the case may be, against a Shared Policy.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shared Contract” has the meaning set forth in Section 6.2(a).

“Shared Policies” has the meaning set forth in Section 8.1(b).

“Sidley” has the meaning set forth in Section 11.10(a).

“Special Dividend” means a dividend to be paid in cash by H&S to Fortune Brands in an aggregate amount equal to $500,000,000 (five hundred million dollars).

“Studio Use Agreement” means the Studio Use Agreement to be entered into between Fortune Brands and H&S, the form of which is attached hereto as Exhibit G.

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person; provided, however, that no corporation or other organization that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Distribution, Fortune Brands and H&S shall not be deemed to be under common Control for purposes hereof due solely to the fact that Fortune Brands and H&S have common stockholders.

“Tax” and “Taxes” shall have the meaning set forth in the Tax Allocation Agreement.

“Tax Allocation Agreement” means the Tax Allocation Agreement to be entered into between Fortune Brands and H&S, the form of which is attached hereto as Exhibit H.

“Third Party” means a Person that is not an Affiliate of any party hereto.

“Third-Party Claim” has the meaning set forth in Section 10.6(a).

“Third-Party Consents” means any consent, approval or authorization to be obtained from any Person that is not a Governmental Authority.

“Transaction Agreements” means the Conveyancing Instruments, the Employee Matters Agreement, the Indemnification Agreement, the Studio Use Agreement, the Tax Allocation Agreement and the Transition Services Agreements.

“Transferred Business” has the meaning set forth in the Recitals.

“Transferred Business Assets” means, collectively, the assets set forth on Schedule 1.1(D).

“Transferred Subsidiaries” means FBIC, 1700 Insurance and Canada FinCo.

“Transition Services Agreements” means the Transition Services Agreements to be entered into between Fortune Brands and H&S, the forms of which are attached hereto as Exhibit I and Exhibit J.

“Unrelated Claim” means any claim against a Shared Policy that is not a Related Claim.

“U.S. Cash Dividend” means a dividend to be paid in cash by H&S to Fortune Brands in an amount equal to the aggregate amount of cash and cash equivalents held by the U.S. H&S Parties in their respective United States bank accounts as of 11:58 p.m. New York City time on the Distribution Date. For the avoidance of doubt, “U.S. Cash Dividend” shall exclude (i) any cash or cash equivalents held in or under any insurance related accounts or any employee benefit plans, trusts or accounts and (ii) any Foreign Cash.

“U.S. H&S Parties” means each of the H&S Parties that has been organized under the laws of the United States or any state thereof.

SECTION 1.2 Interpretation. (a) For purposes of this Agreement

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iv) reference to any gender includes the other gender;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by Fortune Brands and its Subsidiaries, including H&S, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and a Transaction Agreement, the provisions of such Transaction Agreement shall control unless explicitly stated otherwise therein;

(x) any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

ARTICLE II

ACTIONS PRIOR TO THE SEPARATION AND DISTRIBUTION

In order to effect the transactions contemplated by Articles III and IV, the Fortune Brands Parties and the H&S Parties shall take the following actions prior to the Distribution:

SECTION 2.1 SEC and Other Securities Filings.

(a) H&S and Fortune Brands shall use their respective commercially reasonable efforts to cause the Form 10 Registration Statement and the Form S-8 Registration Statement to become effective as soon as reasonably practicable. As soon as practicable after the Form 10 Registration Statement becomes effective, Fortune Brands shall mail the Information Statement to the holders of record of Fortune Brands Shares.

(b) Fortune Brands and H&S shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” laws in connection with the transactions contemplated by this Agreement.

(c) Fortune Brands and H&S shall seek to have approved an application for the listing on the NYSE, subject to official notice of issuance, of the H&S Shares and the shares of H&S common stock, par value $0.01 per share, that are subject to issuance under the H&S 2011 Long-Term Incentive Plan (the “LTIP Shares”).

(d) Fortune Brands shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(e) Fortune Brands and H&S shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the transactions contemplated hereby, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or the Employee Matters Agreement.

SECTION 2.2 Governmental Approvals and Consents; Third-Party Consents. Fortune Brands and H&S will use their respective commercially reasonable efforts to obtain all Governmental Approvals and Consents and all Third-Party Consents that are required or appropriate in connection with the transactions contemplated by this Agreement.

SECTION 2.3 Additional Approvals. Fortune Brands shall cooperate with H&S in effecting, and if so requested by H&S, Fortune Brands shall, as the sole stockholder of H&S prior to the Distribution, ratify any actions that are reasonably necessary or desirable to be taken by H&S to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the H&S Business and non-employee members of the H&S Board.

SECTION 2.4 The Agent. Fortune Brands shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution, such that the Agent, in its capacity as Fortune Brands’ distribution agent and H&S’s transfer agent, will distribute the H&S Shares in the manner described in Article IV.

ARTICLE III

BUSINESS SEPARATION

Subject to the terms and conditions of this Agreement, Fortune Brands and H&S shall take the following actions prior to the Distribution:

SECTION 3.1 Actions Prior to Distribution Date. Fortune Brands and H&S shall take the following actions in the following order prior to the Distribution Date:

(a) Formation of Beam Inc. Fortune Brands shall form a new wholly owned subsidiary, Beam Inc. (“Beam”), and incorporate Beam in Delaware upon the filing of a certificate of incorporation with the Secretary of State of the State of Delaware.

(b) Contribution of 1700 Insurance and Canada FinCo. Fortune Brands shall contribute to H&S all of Fortune Brands’ right, title and interest in and to the issued and outstanding shares of capital stock of each of 1700 Insurance and Canada FinCo.

(c) Beam Restructuring. Fortune Brands shall cause Wood Terminal Co. to convert to a Delaware limited liability company and then cause Beam Global Spirits & Wine Inc. to convert to a Delaware limited liability company.

(d) Intercompany Debt Balance. Any outstanding intercompany debt balances between the Fortune Brands Parties, on one hand, and the H&S Parties, on the other hand, shall be settled as follows: (i) if the Fortune Brands Parties owe a net payable balance to the H&S Parties, a distribution by H&S to Fortune Brands of the net receivable balance; or (ii) if the H&S Parties owe a net payable balance to the Fortune Brands Parties, the capitalization by Fortune Brands to the paid-in-capital of H&S of the net receivable balance.

(e) Contribution of Assets. Fortune Brands shall contribute to H&S all of Fortune Brands’ right, title and interest in and to the Transferred Business Assets (such contribution, together with the contributions pursuant to Section 3.1(b) and Section 3.1(h), the “Contribution”).

(f) Conversion of H&S. Fortune Brands Home & Security LLC shall convert into a corporation upon the filing of a certificate of conversion and the Initial H&S Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Conversion”).

(g) FBIC Receivable. Fortune Brands shall make a contribution to the capital of FBIC of the outstanding receivable payable by FBIC to Fortune Brands.

(h) FBIC Contribution. Fortune Brands shall contribute all of the outstanding capital stock of FBIC to H&S in exchange for 0.05 additional H&S Shares.

(i) FBIC Conversion. H&S shall cause FBIC to convert to a Delaware limited liability company.

(j) H&S Board. The H&S Board shall be reconstituted so that it consists of the persons set forth on Schedule 3.1 or, in the event of the death or inability or unwillingness of any of such persons to serve on the H&S Board, such other persons as shall be designated by the Fortune Board. Each member of the reconstituted H&S Board shall, at the time of appointment to the H&S Board, be (i) designated as a Class I, Class II or Class III director and (ii) assigned to one or more committees of the H&S Board.

(k) H&S Charter and Bylaws. The H&S Board shall approve and adopt the H&S Restated Certificate of Incorporation and the H&S Amended and Restated Bylaws, and Fortune Brands, as sole stockholder of H&S, shall approve and adopt the H&S Restated Certificate of Incorporation.

(l) Subdivision of H&S Common Stock to Accomplish the Distribution. Effective upon the filing of the H&S Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each H&S Share then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable H&S Shares issued and outstanding equal to the number necessary to effect the Distribution.

SECTION 3.2 H&S Borrowings and Dividends.

(a) On or prior to 5:00 p.m. New York City time on the Distribution Date, H&S shall borrow $500,000,000 (five hundred million dollars) in principal amount under the H&S Short-Term Note, and subject to the receipt of an opinion from an independent firm acceptable to Fortune Brands, in its sole and absolute discretion, confirming the solvency and financial viability of H&S, which opinion is in form and substance satisfactory to the H&S Board and shall not have been withdrawn or rescinded, H&S shall pay the Special Dividend to Fortune Brands, as holder of record of all outstanding H&S Shares.

(b) H&S shall pay the U.S. Cash Dividend to Fortune Brands, as holder of record of all outstanding H&S Shares, as follows:

(i) at or prior to 5:00 p.m. New York City time, H&S shall pay to Fortune Brands an amount equal to H&S’s reasonable best estimate of the amount of the U.S. Cash Dividend; and

(ii) within 20 days after the Distribution Date, if H&S and Fortune Brands determine that the amount of cash and cash equivalents actually held by the U.S. H&S Parties in their respective United States bank accounts as of 11:58 p.m. on the Distribution Date was (A) less than the amount paid to Fortune Brands pursuant to Section 3.2(b)(i), then Fortune Brands shall promptly pay to H&S cash in an amount equal to such shortfall or (B) more than the amount paid to Fortune Brands pursuant to Section 3.2(b)(i), then H&S shall promptly pay to Fortune Brands cash in an amount equal to such excess; provided, however, that neither H&S nor Fortune Brands shall be required to make any payment to the other pursuant to the foregoing provisions of this Section 3.2(b)(ii) if the amount of such payment would be less than $25,000 (twenty-five thousand dollars); and

(iii) within 20 days after the Distribution Date, H&S and Fortune Brands shall determine whether any amount paid to Fortune Brands pursuant to Section 3.2(b)(i) included any Foreign Cash, and to the extent H&S and Fortune Brands determine that the amount paid to Fortune Brands pursuant to Section 3.2(b)(i) included any amount of Foreign Cash, Fortune Brands shall promptly pay to H&S cash in an amount equal to the amount of Foreign Cash so paid. For the avoidance of doubt, none of the provisions of Section 3.2(b)(ii) shall apply with respect to Foreign Cash, and Foreign Cash shall not be taken into account in determining any shortfall or excess paid pursuant to Section 3.2(b)(i).

(c) Declaration and payment of the Special Dividend and U.S. Cash Dividend are intended to be independent of the transactions contemplated by Sections 3.3 and 3.4 and shall have no effect on and shall not be affected by such transactions.

SECTION 3.3 Intercompany Accounts. Effective immediately prior to the Effective Time, all intercompany cash management loan balances between the Fortune Brands Parties, on one hand, and the H&S Parties, on the other hand, shall be settled as follows: (a) if the Fortune Brands Parties owe a net payable balance to the H&S Parties, the payment in cash of any net payable balance owing from Fortune Brands Parties to H&S Parties; or (b) if the H&S Parties owe a net payable balance to the Fortune Brands Parties, the capitalization by Fortune Brands to the paid-in-capital of H&S of the net receivable balance.

SECTION 3.4 Termination of Existing Intercompany Agreements. Except as otherwise provided or contemplated by this Agreement, the Transaction Agreements or as set forth on Schedule 3.4, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution shall be terminated and be of no further force and effect from and after the Effective Time; provided, however, that, for the avoidance of doubt, this Section 3.4 shall not terminate or affect this Agreement or any Transaction Agreement. If any Intercompany Agreement, intercompany arrangement or course of dealings is terminated pursuant to this Section 3.4 and, but for the mistake or oversight of either party hereto, would have been listed on Schedule 3.4, then, at the request of Fortune Brands or H&S made within 12 months following the Distribution Date, the relevant Parties shall negotiate in good faith after the Distribution to determine whether, notwithstanding such termination, such Intercompany Agreement, intercompany arrangement or course of dealings should continue following the Effective Time and the terms and conditions upon which the Parties may continue with respect thereto.

SECTION 3.5 Financial Instruments.

(a) H&S will, at its expense, take or cause to be taken all actions, and enter into (or cause the other H&S Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any Fortune Brands Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of H&S Financial Instruments to the extent related to the H&S Parties or the H&S Business (it being understood that all such Liabilities in respect of H&S Financial Instruments are H&S Liabilities).

(b) Fortune Brands will, at its expense, take or cause to be taken all actions, and enter into (or cause the other Fortune Brands Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any H&S Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Fortune Brands Financial Instruments to the extent not related to the H&S Parties or the H&S Business (it being understood that all such Liabilities in respect of Fortune Brands Financial Instruments are Fortune Brands Liabilities).

(c) The parties’ obligations under this Section 3.5 will continue to be applicable to all H&S Financial Instruments and Fortune Brands Financial Instruments identified at any time by Fortune Brands or H&S, whether before, at or after the Effective Time.

SECTION 3.6 Resignations; Transfer of Stock Held as Nominee.

(a) Fortune Brands will cause all of its employees and directors and all of the employees and directors of each other Fortune Brands Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of H&S or any other H&S Party on which they serve, and from all positions as officers of H&S or any other H&S

Party in which they serve. H&S will cause all of its employees and directors and all of the employees and directors of each other H&S Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of Fortune Brands or any other Fortune Brands Party on which they serve, and from all positions as officers of Fortune Brands or any other Fortune Brands Party in which they serve.

(b) Fortune Brands will cause each of its employees, and each of the employees of each other Fortune Brands Party, who holds stock or similar evidence of ownership of any H&S Party as nominee for the parent of such H&S Party pursuant to the laws of the country in which such H&S Party is organized to transfer such stock or similar evidence of ownership to the Person so designated by H&S to be such nominee as of and after the Effective Time. H&S will cause each of its employees, and each of the employees of each other H&S Party, who holds stock or similar evidence of ownership of any Fortune Brands Party as nominee for such Fortune Brands Party pursuant to the laws of the country in which such Fortune Brands Party is organized to transfer such stock or similar evidence of ownership to the Person so designated by Fortune Brands to be such nominee as of and after the Effective Time.

(c) Fortune Brands will cause each of its employees and each of the employees of each other Fortune Brands Party to revoke or withdraw their express written authority, if any, to act on behalf of any H&S Party as an agent or representative therefor after the Effective Time. H&S will cause each of its employees and each of the employees of each other H&S Party to revoke or withdraw their express written authority, if any, to act on behalf of any Fortune Brands Party as an agent or representative therefor after the Effective Time. All authority (other than express written authority) of any employee of any Fortune Brands Party to act on behalf of any H&S Party, or of any employee of any H&S Party to act on behalf of any Fortune Brands Party, shall automatically be revoked and withdrawn as of immediately prior to the Effective Time with no further act on the part of any of the Fortune Brands Parties or H&S Parties.

SECTION 3.7 Provision of Corporate Records. Without limitation of the parties’ rights and obligations pursuant to Article XI, prior to or as promptly as reasonably practicable after the Distribution:

(a) Fortune Brands shall deliver to H&S all corporate books and records of the H&S Parties and, upon request, copies of all corporate books and records of the Fortune Brands Parties relating to the H&S Business in the possession or control of any Fortune Brands Party, including in each case all active agreements, litigation files and government filings.

(b) H&S shall deliver to Fortune Brands all corporate books and records of the Fortune Brands Parties and, upon request, copies of all corporate books and records of the H&S Parties relating to the Fortune Brands Business in the possession or control of any H&S Party, including in each case all active agreements, litigation files and government filings.

SECTION 3.8 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by Article II and the foregoing provisions of this Article III, Fortune Brands and H&S shall execute and deliver, or cause to be executed and delivered, prior to or as of the Effective Time, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Conveyancing Instruments”) as Fortune Brands and H&S shall reasonably deem necessary or appropriate to effect such transactions, including the Contribution Agreement.

ARTICLE IV

THE DISTRIBUTION

SECTION 4.1 Record Date and Distribution Date. Subject to the terms and conditions of this Agreement, the Fortune Board shall, in its sole and absolute discretion, establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

SECTION 4.2 Delivery of H&S Shares. Fortune Brands shall take such steps as are necessary or appropriate to permit the H&S Shares to be distributed in the manner described in this Article IV.

SECTION 4.3 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and at the sole and absolute discretion of Fortune Brands, on the Distribution Date Fortune Brands shall cause the Agent to distribute to each holder of record of Fortune Brands Shares as of the Record Date (or, if such holder has sold its Fortune Brands Shares in the regular way market on or prior to the Distribution Date, to the transferee of such Fortune Brands Shares) by means of a pro rata dividend of one H&S Share for each Fortune Brands Share held of record by such holder (or such transferee) as of the Record Date (the “Distribution”); provided, however, that any fractional H&S Shares shall be treated as provided in Section 4.5. The Distribution shall be effective at 11:59 p.m., New York City time, on the Distribution Date (the “Effective Time”).

SECTION 4.4 Delivery of H&S Shares. Each H&S Share distributed pursuant to Section 4.3 shall be validly issued, fully paid and nonassessable and free of preemptive rights. The H&S Shares distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Fortune Brands shall cause the Agent to deliver an account statement to each holder of record of H&S Shares reflecting such holder’s ownership interest in H&S Shares.

SECTION 4.5 Fractional Shares. No fractional H&S Shares will be distributed in the Distribution. Fortune Brands will direct the Agent to determine the number of whole H&S Shares and fractional H&S Shares allocable to each holder of record of Fortune Brands Shares as of the Record Date. Upon the determination by the Agent of such number of fractional H&S Shares, as soon as practicable after the Distribution Date, the Agent, acting on behalf of the holders thereof, shall aggregate all of such fractional shares and sell the whole shares obtained thereby for cash on the open market and shall thereafter promptly disburse to each such holder entitled thereto its ratable portion of the resulting cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and other costs attributed to the sale of fractional H&S Shares pursuant to this Section 4.5.

SECTION 4.6 Distribution at Fortune Brands’ Discretion. The consummation of the transactions provided for in this Article IV shall only be effected after the Distribution has been declared by the Fortune Board and after all of the conditions set forth in Section 7.1 have been satisfied or waived. Notwithstanding the foregoing, at any time prior to the Distribution, Fortune Brands, in its sole and absolute discretion, may determine not to consummate the Distribution.

ARTICLE V

NO REPRESENTATIONS AND WARRANTIES

SECTION 5.1 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, NO FORTUNE BRANDS PARTY OR H&S PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY H&S PARTY OR FORTUNE BRANDS PARTY, AS APPLICABLE, OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER THE FORTUNE BRANDS BUSINESS OR THE H&S BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE PARTY, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE DISTRIBUTION AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE FORTUNE BRANDS PARTIES AND THE H&S PARTIES SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

CERTAIN COVENANTS

SECTION 6.1 Non-Assignable Contracts. If and to the extent that any Fortune Brands Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any H&S Party of any Contract or other rights relating to the H&S Business that would otherwise be transferred or assigned to such H&S Party as contemplated by this Agreement or any other Transaction Agreement, (a) such Fortune Brands Party shall continue to be bound thereby and the purported transfer or assignment to such H&S Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (b) unless not permitted by the terms thereof or by law, the H&S Parties shall pay, perform and discharge fully all of the obligations of the Fortune Brands Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Fortune Brands Parties for all Losses arising out of such performance by such H&S Party. The Fortune Brands Parties shall, without further consideration therefor, pay and remit to the applicable H&S Party promptly all monies, rights and other consideration received in respect of such performance. The Fortune Brands Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.1 only as reasonably directed by H&S and at H&S’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the applicable Fortune Brands Party shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable H&S Party without payment of further consideration, and the H&S Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.1 is prohibited by law or the terms thereof, this Section 6.1 shall operate to create a subcontract with the applicable H&S Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Fortune Brands Parties with respect to the performance by such H&S Party.

SECTION 6.2 Shared Contracts.

(a) Any Contract that relates to both the Fortune Brands Business and the H&S Business (each such Contract, a “Shared Contract”) shall be handled as contemplated by Section 6.2(d) unless Fortune Brands determines, in its sole discretion, that it is desirable to partially assign such Shared Contract as contemplated by Section 6.2(b) or to amend such Shared Contract as contemplated by Section 6.2(c).

(b) If any Shared Contract can be partially assigned by its terms and Fortune Brands determines, in its sole discretion, that it is so desirable with respect to such Shared Contract, Fortune Brands shall assign such Shared Contract in part to H&S, or another H&S Party designated by H&S, so that the H&S Parties will be entitled to the benefits and rights relating to the H&S Business and will assume their related portion of any Liabilities under such Shared Contract. If any such partial assignment requires the consent or approval of any Third Party or any other required action, the partial assignment of such Shared Contract shall be effected in accordance with the terms of this Agreement, if and when such consent or approval is obtained or such other required action has been taken.

(c) If Fortune Brands determines, in its sole discretion, that it is so desirable with respect to any Shared Contract, Fortune Brands and H&S shall, and shall cause the applicable Fortune Brands Parties and H&S Parties to, cooperate and use commercially reasonable efforts to enter into an arrangement with the counterparty to such Shared Contract to amend such Shared Contract so as to delete all obligations therefrom (i) to the extent that such obligations relate to the Fortune Brands Business, and enter into a new Contract with the applicable counterparty which solely relates to the Fortune Brands Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract, or (ii) to the extent that such obligations relate to the H&S Business, and enter into a new Contract with the applicable counterparty which solely relates to the H&S Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract.

(d) With respect to each Shared Contract that is not partially assigned or amended as contemplated by Section 6.2(b) or Section 6.2(c), Fortune Brands and H&S shall, and shall cause the applicable Fortune Brands Parties and H&S Parties to, cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of such Shared Contract and applicable law:

(i) to provide the applicable Fortune Brands Party the benefits and obligations of any such Shared Contract with respect to the Fortune Brands Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the Fortune Brands Party any or all of the rights and obligations with respect to such Shared Contract with respect to the Fortune Brands Business. In any such arrangement, the Fortune Brands Parties will, with respect to that portion of the Shared Contract relating to the Fortune Brands Business, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of H&S and the applicable H&S Party related to such activities, (F) be entitled to continue to receive any correspondence or invoices delivered with respect to such Shared Contract and (G) be entitled to receive copies of all correspondence and invoices delivered to or by any H&S Party with respect to such Shared Contract; and

(ii) to provide the applicable H&S Party the benefits and obligations of any such Shared Contract with respect to the H&S Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the H&S Party any or all of the rights and obligations with respect to such Shared Contract with respect to the H&S Business. In any such arrangement, the H&S Parties will, with respect to that portion of the Shared Contract relating to the H&S Business, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of Fortune Brands and the applicable Fortune Brands Party related to such activities and (F) be entitled to receive copies of all correspondence and invoices delivered to or by any Fortune Brands Party with respect to such Shared Contract.

(e) With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.2(d), Fortune Brands, on behalf of itself and each of the Fortune Brands Parties, shall indemnify, defend and hold harmless each of the H&S Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the H&S Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the Fortune Brands Business. With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.2(d), H&S, on behalf of itself and each of the H&S Parties, shall indemnify, defend and hold harmless each of the Fortune Brands Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the Fortune Brands Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the Fortune Brands Business.

(f) No Fortune Brands Party or H&S Party shall be required to pay any consideration to any Third Party in connection with implementing the arrangements contemplated by this Section 6.2.

(g) The parties shall follow the procedures specified in Section 12.2 in the event of any dispute regarding the rights and obligations of the Fortune Brands Parties or the H&S Parties with respect to any Shared Contract that is the subject of an arrangement contemplated by Section 6.2(d).

SECTION 6.3 Further Assurances. (a) Each party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws to consummate or make effective the transactions contemplated by this Agreement and each of the Transaction Agreements; provided, however, that no Fortune Brands Party or H&S Party shall be obligated under this Section 6.3 to pay any consideration, grant any concession or incur any Liability to any third Person.

(b) If, as a result of mistake or oversight, any asset or Contract reasonably necessary to the conduct of the H&S Business is not transferred to the applicable H&S Party, or any asset or Contract reasonably necessary to the conduct of the Fortune Brands Business is not transferred to the applicable Fortune Brands Party or is transferred to any H&S Party, the parties intend that such asset or Contract shall be transferred to the Party which requires such asset or Contract for the conduct of its business without the payment of any additional consideration (to the extent such asset or Contract is transferred on or prior to the one year anniversary of the Distribution Date), and Fortune Brands and H&S shall negotiate in good faith after the Effective Time to determine whether, notwithstanding such intent, such asset or Contract should not be transferred to an H&S Party or to a Fortune Brands Party, as the case may be, or the terms and conditions upon which such asset or Contract shall be made available to an H&S Party or to a Fortune Brands Party, as the case may be. Unless expressly provided to the contrary in this Agreement or any Transaction Agreement, if, as a result of mistake or oversight, any H&S Liability is retained or assumed by any Fortune Brands Party, or any Fortune Brands Liability is retained or assumed by any H&S Party, the parties intend that such Liability shall be transferred to the Party with respect to which such Liability primarily relates without the payment of any additional consideration (to the extent such Liability is transferred on or prior to the one year anniversary of the Distribution Date), and Fortune Brands and H&S shall negotiate in good faith after the Effective Time to determine whether, notwithstanding such intent, such Liability should not be transferred to an H&S Party or a Fortune Brands Party, as the case may be, or the terms and conditions upon which any such Liability shall be transferred. Notwithstanding anything to the contrary contained in this Section 6.3(b), (i) no Fortune Brands Party or H&S Party shall be obligated under this Section 6.3(b) to pay any consideration, grant any concession or incur any Liability to any third Person other than the Liability to be transferred and (ii) Section 6.2 (and not this Section 6.3(b)) shall apply with respect to any Shared Contract.

SECTION 6.4 Receipt of Misdirected Assets. In the event that at any time and from time to time after the Effective Time, any Fortune Brands Party shall receive from a Third Party an asset of the H&S Business (including any remittances from account debtors in respect of the H&S Business), such Fortune Brands Party shall promptly transfer such asset to the appropriate

H&S Party. In the event that at any time and from time to time after the Effective Time, any H&S Party shall receive from a Third Party an asset of the Fortune Brands Business (including any remittances from account debtors in respect of the Fortune Brands Business), such H&S Party shall promptly transfer such asset to the appropriate Fortune Brands Party. Each party hereto shall cooperate with the other party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.4.

SECTION 6.5 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement or any Transaction Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within 30 days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the Prime Rate.

SECTION 6.6 Certain Business Matters.

(a) Fortune Brands represents that as of the date hereof, Fortune Brands management does not intend for Fortune Brands to re-enter the home and security business as conducted by H&S as of the Effective Time.

(b) Fortune Brands agrees that neither it nor any other Fortune Brands Party will, directly or indirectly, solicit, recruit or hire any employee of any H&S Party for a period of the earlier of (i) 12 months following the Distribution Date or (ii) until six months after such employee’s employment with any H&S Party terminates, provided that no Fortune Brands Party directly or indirectly suggested or directed that such employee terminate his or her employment; provided, however, that nothing contained in this Section 6.6(b) shall prohibit any general solicitations of employment not specifically directed toward employees of any H&S Party.

(c) H&S agrees that neither it nor any other H&S Party will, directly or indirectly, solicit, recruit or hire any employee of any Fortune Brands Party for a period of the earlier of (i) 12 months following the Distribution Date or (ii) until six months after such employee’s employment with any Fortune Brands Party terminates, provided that no H&S Party directly or indirectly suggested or directed that such employee terminate his or her employment; provided, however, that nothing contained in this Section 6.6(c) shall prohibit any general solicitations of employment not specifically directed toward employees of any Fortune Brands Party.

SECTION 6.7 Litigation. (a) As of the Effective Time, the H&S Parties shall assume and thereafter, except as provided in Article X, be responsible for all Liabilities that may result from the Assumed Actions and all Losses and Expenses relating to the defense of the Assumed Actions incurred after the Distribution.

(b)(i) Fortune Brands agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Fortune Brands Business is commenced by a Third Party naming either an H&S Party or both a Fortune Brands Party and an H&S Party as defendants thereto, then Fortune Brands shall use its commercially reasonable efforts to cause such H&S Party to be removed and dismissed from such Action; provided, however, that if Fortune Brands is unable to cause such H&S Party to be removed and dismissed from such Action, Fortune Brands and H&S shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(ii) H&S agrees that, at all times from and after the Effective Time, if an Action relating primarily to the H&S Business is commenced by a Third Party naming either a Fortune Brands Party or both a Fortune Brands Party and an H&S Party as defendants thereto, then H&S shall use its commercially reasonable efforts to cause such Fortune Brands Party to be removed and dismissed from such Action; provided, however, that if H&S is unable to cause such Fortune Brands Party to be removed and dismissed from such Action, Fortune Brands and H&S shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(iii) Fortune Brands and H&S agree that, at all times from and after the Effective Time, if an Action that does not relate primarily to the H&S Business or the Fortune Brands Business is commenced by a Third Party naming both a Fortune Brands Party and an H&S Party as defendants thereto, then Fortune Brands and H&S shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(iv) Notwithstanding anything to the contrary contained in this Agreement, H&S shall (A) have the right to negotiate, settle and compromise each Action identified on Schedule 6.7(A) on behalf of both all H&S Parties and all Fortune Brands Parties and (B) be entitled to all amounts payable by any Third Parties in connection with any such Action. None of the Fortune Brands Parties shall be responsible for the payment of any fees, costs or expenses incurred in connection with any Action identified on Schedule 6.7(A).

(v) Notwithstanding anything to the contrary contained in this Agreement, Fortune Brands shall (A) have the right to negotiate, settle and compromise each Action identified on Schedule 6.7(B) on behalf of both all Fortune Brands Parties and all H&S Parties and (B) be entitled to all amounts payable by any Third Parties in connection with any such Action. None of the H&S Parties shall be responsible for the payment of any fees, costs or expenses incurred in connection with any Action identified on Schedule 6.7(B).

SECTION 6.8 Signs; Use of Names. (a) Except as provided in the Transaction Agreements, on or prior to 90 days after the Distribution Date, the parties hereto, at the expense of the Fortune Brands Party or H&S Party that owns the tangible assets, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on assets or properties owned or held by any H&S Party that show any affiliation with any Fortune Brands Party or the Fortune Brands Business, or on assets or properties owned or held by any Fortune Brands Party that show any affiliation with any H&S Party or the H&S Business. H&S hereby grants to the Fortune Brands Parties and Fortune Brands hereby grants to the H&S Parties for a period of 90 days following the Distribution Date, a non-exclusive, non-transferable, fully-paid and royalty-free license to use their respective corporate names (the “Marks”) on business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in their respective businesses as of the Effective Time. Notwithstanding the foregoing, Fortune Brands and H&S shall use reasonable efforts to change all references to the other Party’s Marks as soon as practicable following the Effective Time.

(b) Except as provided in the Transaction Agreements, after 90 days following the Effective Time, (i) without the prior written consent of H&S, the Fortune Brands Parties shall not use or display the name “Fortune Brands,” or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any H&S Party that have not been assigned or licensed to a Fortune Brands Party, (ii) without the prior written consent of H&S, the Fortune Brands Parties shall not use or display the name “Fortune Brands Home & Security” or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any H&S Party that have not been assigned or licensed to a Fortune Brands Party and (iii) without the prior written consent of Fortune Brands, the H&S Parties shall not use or display the name “Beam Inc.,” or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Fortune Brands Party that have not been assigned or licensed to an H&S Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Party from using any other Party’s name (including Beam Inc., formerly known as Fortune Brands) in public filings with Governmental Authorities, materials intended for distribution to either party’s stockholders or any other communication in any medium that describes the relationship between the parties, including materials distributed to employees relating to the transition of employee benefit plans; and, provided further, that the continuation of references to the Marks in telephone directories (and other similar Third Party or incidental uses that are not capable of being updated within the time period set forth above) for a period not to exceed one year following the Effective Time shall not be deemed a breach of this Section 6.7.

SECTION 6.9 Form S-8 Registration Statement. H&S shall prepare and file with the SEC such amendments to the Form S-8 Registration Statement as may be necessary to keep the Form S-8 Registration Statement effective under the Securities Act and to keep registered the H&S Shares subject to stock-based awards granted to current or former officers, employees, directors and consultants of the Fortune Brands Parties for a period of not less than ten (10) years following the Distribution Date, provided that, H&S’s obligations pursuant to this Section 6.9 shall terminate on the date upon which there are no further securities covered thereby that may be issued pursuant to stock-based awards granted to current or former officers, employees, directors and consultants of the Fortune Brands Parties pursuant to the terms of the applicable long-term incentive plan.

SECTION 6.10 Financial Instruments. After the Effective Time, (a) without the consent of the applicable Fortune Brands Party, H&S will not, and will not permit any H&S Party to, renew, extend, modify, amend or supplement any H&S Financial Instrument in any manner that would increase, extend or give rise to any Liability of any Fortune Brands Party under such H&S Financial Instrument and (b) without the consent of the applicable H&S Party, Fortune Brands will not, and will not permit any Fortune Brands Party to, renew, extend, modify, amend or supplement any Fortune Brands Financial Instrument in any manner that would increase, extend or give rise to any Liability of any H&S Party under such Fortune Brands Financial Instrument.

SECTION 6.11 Fortune Brands Merger. On the day immediately following the Distribution Date, Fortune Brands shall file a certificate of ownership and merger with the Secretary of State of the State of Delaware, effectuating the merger of Beam with and into Fortune Brands and changing the name of Fortune Brands to “Beam Inc.” in accordance with Section 253 of the Delaware General Corporation Law.

SECTION 6.12 H&S Credit Facility. On the day immediately following the Distribution Date, H&S shall borrow approximately $500,000,000 (five hundred million dollars) in principal amount under the H&S Credit Facility, and H&S shall use the proceeds from such borrowing to repay the H&S Short-Term Note.

ARTICLE VII

CONDITIONS TO THE DISTRIBUTION

SECTION 7.1 Conditions to the Distribution. The obligation of Fortune Brands to effect the Distribution is subject to the satisfaction or the waiver by Fortune Brands, in its sole and absolute discretion, of each of the following conditions:

(a) Approval by the Fortune Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Fortune Board in accordance with applicable law and the Restated Certificate of Incorporation, as amended, and By-laws of Fortune Brands.

(b) Receipt of IRS Private Letter Ruling and Opinion. Fortune Brands shall have received (i) a private letter ruling from the IRS (which shall not have been revoked or modified in any material respect) in form and substance satisfactory to Fortune Brands that confirms, among other things, that for U.S. federal income tax purposes, (A) the Contribution, the Conversion and the Distribution will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (B) the Distribution will be tax-free to Fortune Brands under Section 361(c) of the Code and (C) except for cash received in lieu of any fractional H&S Shares, the Distribution will be tax-free to Fortune Brands stockholders under Section 355(a) of the Code and (ii) an opinion of McDermott Will & Emery LLP (or other nationally recognized tax counsel), in form and substance satisfactory to Fortune Brands, confirming, among other things, the tax-free status of the Distribution for U.S. federal income tax purposes.

(c) Receipt of Solvency Conveyance Opinion. An independent firm acceptable to Fortune Brands, in its sole and absolute discretion, shall have delivered one or more opinions to the Fortune Board confirming the solvency and financial viability of Fortune Brands and H&S, which opinions shall be in form and substance satisfactory to Fortune Brands, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.

(d) SEC Filings and Approvals. The parties shall have prepared and H&S shall, to the extent required under applicable law, have filed with the SEC any such documentation that Fortune Brands determines, in its sole and absolute discretion, is necessary or desirable to effectuate the Distribution and the other transactions contemplated by this Agreement and the Transaction Agreements, and each party shall have obtained all necessary approvals from the SEC.

(e) State and Foreign Securities and “Blue Sky” Laws Approvals. Fortune Brands and H&S shall have received all permits, registrations and consents required under the securities or “blue sky” laws of states or other political subdivisions of the United States or of applicable foreign jurisdictions in connection with the Distribution.

(f) Effectiveness of Registration Statements; No Stop Order. The SEC shall have declared effective the Form 10 Registration Statement and the Form S-8 Registration Statement, and no stop order suspending the effectiveness of the Form 10 Registration Statement or the Form S-8 Registration Statement shall be in effect or, to the knowledge of either Fortune Brands or H&S, threatened by the SEC.

(g) Dissemination of Information to Fortune Brands Stockholders. Prior to the Distribution, the parties hereto shall have prepared, and Fortune Brands shall have mailed to the holders of record of Fortune Brands Shares, such information concerning H&S, its business, operations and management, the Distribution and such other matters as Fortune Brands shall determine in its sole and absolute discretion is appropriate and as may otherwise be required by law.

(h) Approval of NYSE Listing Application. The NYSE shall have approved for listing, subject to official notice of issuance, the H&S Shares and the LTIP Shares.

(i) Consents. Fortune Brands and H&S shall have received all material Governmental Approvals and Consents required to have been received prior to the Contribution and Distribution and all material Third-Party Consents necessary to effect the Contribution and the Distribution and to permit the operation of the H&S Business after the Distribution Date.

(j) No Legal Restraint. No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Contribution, shall be in effect, and no other event outside the control of Fortune Brands shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the transactions related thereto, including the Contribution.

(k) Material Transaction Agreements. The Material Transaction Agreements shall have been duly executed and delivered by the parties thereto, and each Material Transaction Agreement shall be in full force and effect.

(l) No Other Events. No other events or developments shall have occurred that, in the judgment of the Fortune Board, in its sole and absolute discretion, makes it inadvisable to effect the Contribution or the Distribution or the other transactions contemplated hereby.

SECTION 7.2 Fortune Brands Right Not to Close or to Terminate. The satisfaction of the foregoing conditions are for the sole benefit of Fortune Brands and shall not give rise to or create any duty on the part of Fortune Brands or the Fortune Board to waive or not waive any such condition or to effect the Distribution, or in any way limit Fortune Brands’ power of termination set forth in Section 12.14.

ARTICLE VIII

INSURANCE MATTERS

SECTION 8.1 Insurance.

(a) Coverage. Subject to the provisions of this Section 8.1 and such terms as H&S may reasonably agree prior to the Distribution Date with any current Fortune Brands insurance carrier for coverage beginning as of the Effective Time, coverage of the H&S Parties under all Policies shall cease as of the Effective Time. From and after the Effective Time, the H&S Parties will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the Fortune Brands Parties, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that H&S will have the rights in respect of Policies to the extent described in Section 8.1(b) and to the extent provided in any arrangement or agreement between H&S and any current Fortune Brands insurance carrier for coverage beginning as of the Effective Time.

(b) Rights Under Shared Policies. Subject to any arrangement or agreement between H&S and any current Fortune Brands insurance carrier for coverage beginning as of the Effective Time, from and after the Effective Time, the H&S Parties will have no rights with respect to any Policies, except that (i) H&S will have the right to assert claims (and Fortune Brands will use commercially reasonable efforts to assist H&S in asserting claims if so requested by H&S in writing) for any loss, liability or damage with respect to the H&S Business or the Transferred Business Assets under Policies that include any H&S Party or any or all of the H&S Business or the Transferred Business Assets within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, (ii) H&S will have the right to continue to prosecute claims with respect to the H&S Business properly asserted under Occurrence Basis Policies prior to the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow (and Fortune Brands will use commercially reasonable efforts to assist H&S in asserting claims if so requested by H&S in writing) and (iii) H&S will have the right to continue to prosecute claims with respect to the H&S Business or the Transferred Business Assets properly asserted with the insurer prior to the Effective Time (and Fortune Brands will use commercially reasonable efforts to assist H&S in asserting claims if so requested by H&S in writing) under Shared Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, however, that in the case of clauses (i), (ii) and (iii), (A) all of the Fortune Brands Parties’ reasonable Out-of-Pocket Expenses incurred in connection with their efforts to assist H&S in asserting or continuing to prosecute the claims described above are promptly paid by H&S following receipt by H&S of an invoice for such expenses, (B) subject to Section 8.1(c), the Fortune Brands Parties may, at any time, without liability or obligation to any H&S Party, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions that require a payment by any Fortune Brands Party in respect thereof, H&S shall reimburse such Fortune Brands Party for such payment, (D) such claims will be subject to (and recovery thereunder will be reduced by the amount of) any payment or reimbursement obligations of any Fortune Brands Party in respect thereof, (E) H&S shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (F) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 8.1(d). Fortune Brands’ obligation to use commercially reasonable efforts to assist H&S in asserting claims under applicable Shared Policies shall include using commercially reasonable efforts to assist H&S to establish its right to coverage under such Shared Policies (so long as all of the Fortune Brands Parties’ Out-of-Pocket Expenses in connection therewith are promptly paid by H&S). No Fortune Brands Party will bear any Liability for the failure of any insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies may not provide any coverage to the H&S Parties for incidents occurring prior to the Effective Time but that are asserted with the insurance carrier after the Effective Time or any extended reporting period or extended discovery period, as applicable, in accordance with the terms of the applicable Policies.

(c) In the event that after the Effective Time any Fortune Brands Party proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policy under which H&S has or may in the future have rights to assert claims pursuant to Section 8.1(b) in a manner that would adversely affect any such rights of H&S, (i) Fortune Brands will give H&S prior notice thereof and consult with H&S with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Fortune Brands), (ii) Fortune Brands will not take such action without the prior written consent of H&S, such consent not to be unreasonably withheld, conditioned or delayed, (iii) Fortune Brands will pay to H&S its equitable share (which shall be mutually agreed upon by Fortune Brands and H&S, acting reasonably, based on the amount of premiums paid by or allocated to the H&S Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by Fortune Brands from the insurer under the applicable Shared Policy as a result of such action by Fortune Brands (after deducting Fortune Brands’ reasonable costs and expenses incurred in connection with such action) and (iv) H&S will pay to Fortune Brands its equitable share (which shall be mutually agreed upon by Fortune Brands and H&S, acting reasonably, based on the amount of premiums paid by or allocated to the H&S Business in respect of the applicable Shared Policy), if any, of any net premium owed by Fortune Brands to the insurer under the applicable Shared Policy as a result of such action by Fortune Brands.

(d) To the extent that the limits of any Shared Policy preclude payment in full of any Unrelated Claim filed by both a Fortune Brands Party and an H&S Party, the insurance proceeds available under such Shared Policy shall be paid to such Fortune Brands Party or such H&S Party on a FIFO Basis. In the event that both a Fortune Brands Party and an H&S Party file Related Claims under any Shared Policy, each of such Fortune Brands Party and such H&S Party shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

SECTION 8.2 Maintenance of Insurance for H&S. Until the Effective Time, Fortune Brands shall maintain in full force and effect all Policies to the extent that such Policies apply to the H&S Business.

SECTION 8.3 Administration and Reserves. (a) From and after the Effective Time, the Fortune Brands Parties will be responsible for the Claims Administration with respect to claims of the Fortune Brands Parties under Shared Policies.

(b) From and after the Effective Time, the H&S Parties will be responsible for the Claims Administration with respect to claims of the H&S Parties under Shared Policies, and Fortune Brands shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by H&S.

(c) In the event that, after the Effective Time, any Fortune Brands Party proposes to change the third-party administrator for any Shared Policy under which H&S has or may in the future have rights to assert claims pursuant to Section 8.1(b), Fortune Brands will not take such action without the prior written consent of H&S, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Any insurance or casualty reserves of the Fortune Brands Parties with respect to the H&S Business shall be transferred to H&S by such Fortune Brands Parties on or prior to the Effective Time.

SECTION 8.4 Insurance Premiums. From and after the Effective Time, Fortune Brands will pay all premiums, Taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon H&S will upon the request of Fortune Brands promptly reimburse Fortune Brands for that portion of such additional premiums and other payments paid by Fortune Brands as are reasonably determined by Fortune Brands to be attributable to the H&S Business. Notwithstanding the foregoing, to the extent that H&S has previously paid a premium (or has been allocated a portion of a premium by Fortune Brands) or satisfied a deductible amount under a Shared Policy, H&S shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if H&S makes a claim under such Shared Policy in accordance with this Article VIII.

SECTION 8.5 Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a Fortune Brands Party, on the one hand, and an H&S Party, on the other hand, relating to the same occurrence, Fortune Brands and H&S agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 8.5 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties, including those created by this Agreement, the Indemnification Agreement, by operation of law or otherwise.

SECTION 8.6 Duty to Mitigate Settlements. To the extent that any Party is responsible for the Claims Administration for any claims under any Shared Policy after the Effective Time, such Party shall use its commercially reasonable efforts to mitigate the amount of any settlements of such claims.

SECTION 8.7 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

ARTICLE IX

EXPENSES

SECTION 9.1 Expenses Incurred on or Prior to the Distribution Date. Except as otherwise provided in this Agreement or any Transaction Agreement, each of Fortune Brands and H&S shall pay all Third Party fees, costs and expenses paid or incurred by it in connection with the preparation, execution, delivery and implementation of this Agreement, any Transaction Agreement, the Form 10 Registration Statement, the Form S-8 Registration Statement and the Distribution and the consummation of the transactions contemplated hereby and thereby (“Separation Costs”); provided, however, that Fortune Brands will pay all non-recurring Third Party fees, costs and expenses in connection with the foregoing incurred on or prior to the Distribution Date that Fortune Brands deems necessary to effect the Distribution (including those Separation Costs identified on Schedule 9.1(A)) and H&S will pay all non-recurring Third Party fees, costs and expenses in connection with the foregoing incurred prior to the Distribution Date that are expected to benefit H&S following the Distribution in the ordinary course of business as set forth on Schedule 9.1(B).

SECTION 9.2 Expenses Incurred or Accrued After the Distribution Date. Except as otherwise provided in this Agreement or any Transaction Agreement, Fortune Brands and H&S shall each bear its own costs and expenses incurred after the Distribution Date.

ARTICLE X

MUTUAL RELEASES; INDEMNIFICATION

SECTION 10.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 10.1(b) or on Schedule 10.1(A), effective as of the Effective Time,

(i) Fortune Brands, on behalf of itself and each of the Fortune Brands Parties and its and their respective successors and assigns, does hereby release and forever discharge each of the H&S Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any H&S Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution; and

(ii) H&S, on behalf of itself and each of the H&S Parties and its and their respective successors and assigns, does hereby release and forever discharge each of the Fortune Brands Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any Fortune Brands Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution.

(b) Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) pursuant to this Agreement, any Transaction Agreement or any Employee Contract. Nothing contained in Section 10.1(a) shall release or discharge any Person from:

(i) any Liability or obligation provided in or resulting from any agreement of the Fortune Brands Parties and H&S Parties that is specified in Schedule 10.1(B), to the extent set forth therein;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to such Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Transaction Agreements;

(iii) any Liability the release of which would result in the release of any Person other than a Fortune Brands Party or an H&S Party or their respective Representatives (in each case, in their respective capacities as such); or

(iv) any Liability or obligation provided in or resulting from any Employee Contract.

In addition, nothing contained in Section 10.1(a) shall release any Party from honoring its existing obligations to indemnify any Person who was a Representative of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification pursuant to then existing obligations (including under any applicable charter, bylaw or similar provision); provided, however, that to the extent applicable, Sections 10.2 and 10.3 hereof shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(c) Fortune Brands shall not, and shall cause the other Fortune Brands Parties not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any H&S Party or any other Person released pursuant to Section 10.1(a)(i), with respect to any Liability released pursuant to Section

10.1(a)(i); and H&S shall not, and shall cause the other H&S Parties not to, make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Fortune Brands Party or any other Person released pursuant to Section 10.1(a)(ii), with respect to any Liability released pursuant to Section 10.1(a)(ii).

(d) It is the intent of each of the parties hereto by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time between any of the Fortune Brands Parties, on the one hand, and any of the H&S Parties, on the other hand (including any Contracts existing or alleged to exist between any of the Parties on or before the Effective Time), except as expressly set forth in Section 10.1(b). At any time, at the reasonable request of either party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, releases reflecting the provisions hereof.

SECTION 10.2 Indemnification by H&S. Except as provided in Section 10.5 or in the Transaction Agreements, H&S shall indemnify, defend and hold harmless each of the Fortune Brands Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Fortune Brands Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Fortune Brands Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following:

(a) the failure by any H&S Party or any other Person to pay, perform or otherwise promptly discharge any H&S Liability in accordance with its terms;

(b) any H&S Liability;

(c) the H&S Business as conducted (regardless of whether by Fortune Brands and its Subsidiaries, including the H&S Parties, or another Person) on, at any time prior to or at any time after the Effective Time;

(d) except to the extent provided in Section 10.3(d), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) except to the extent provided in Section 10.3(e), any claim that the information included in the Form S-8 Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) the use by any H&S Party after the Effective Time of the name Beam Inc. or any variation thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Fortune Brands Party;

(g) the breach by any H&S Party of any covenant or agreement set forth in this Agreement or any Conveyancing Instrument; and

(h) any H&S Financial Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

SECTION 10.3 Indemnification by Fortune Brands. Except as provided in Section 10.5 or in the Transaction Agreements, Fortune Brands shall indemnify, defend and hold harmless each of the H&S Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “H&S Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the H&S Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) the failure by any Fortune Brands Party or any other Person to pay, perform or otherwise promptly discharge any Fortune Brands Liability in accordance with its terms;

(b) any Fortune Brands Liability;

(c) the Fortune Brands Business as conducted (regardless of whether by Fortune Brands and its Subsidiaries, including the H&S Parties, or another Person) on, at any time prior to or at any time after the Effective Time;

(d) solely with respect to the information contained in the Form 10 Registration Statement or the Information Statement that is set forth on Schedule 10.3(D) (and to the extent provided therein), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) solely with respect to the information contained in the Form S-8 Registration Statement or the prospectus forming a part thereof that is set forth on Schedule 10.3(E) (and to the extent provided therein), any claim that the information included in the Form S-8 Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) the use by any Fortune Brands Party after the Effective Time of the name Fortune Brands or any variation thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any H&S Party;

(g) the breach by any Fortune Brands Party of any covenant or agreement set forth in this Agreement or any Conveyancing Instrument; and

(h) any Fortune Brands Financial Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

SECTION 10.4 Applicability of and Limitation on Indemnification. Except as expressly provided herein, the indemnity obligation under this Article X shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss or Expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

SECTION 10.5 Adjustment of Indemnifiable Losses.

(a) The amount that either party hereto (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Expense or Loss and costs and expenses (including reasonable legal fees and expenses) incurred by the Indemnified Party in connection with seeking to collect and collecting such amounts) in reduction of the related Expense or Loss (such net amounts are referred to herein as “Indemnity Reduction Amounts”). Each of Fortune Brands and H&S shall use its reasonable best efforts to collect any proceeds under its respective available and applicable Third Party insurance policies to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party. If any Indemnity Reduction Amounts are received by or on behalf of an Indemnified Party in respect of an indemnifiable Expense or Loss for which indemnification is provided under this Agreement after the full amount of such indemnifiable Expense or Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Expense or Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such indemnifiable Expense or Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such indemnifiable Expense or Loss over (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

SECTION 10.6 Procedures for Indemnification of Third-Party Claims.

(a) If any Third Party shall make any claim or commence any arbitration proceeding or suit (each such claim, proceeding or suit being a “Third-Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against H&S under Section 10.2 or against Fortune Brands under Section 10.3, such Indemnified Party shall promptly, but in no event later than 10 days after receipt by the Indemnified Party of written notice of the Third-Party Claim, give written notice to the Indemnifying Party describing such Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third-Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion subject to the provisions of this Section 10.6, and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.6(b) the amount of any Expense or Loss subject to indemnification hereunder resulting from such Third-Party Claim. If the Indemnifying Party gives the foregoing notice within such 30-day period, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that: (i) the Indemnifying Party shall use its reasonable best efforts to prevent any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall use its reasonable best efforts to prevent any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and any counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and any such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed that the Indemnifying Party should pay for such counsel, (B) in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such Third-Party Claim or (C) the Indemnifying Party shall have assumed responsibility for such Third-Party Claim with any reservations or exceptions; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third-Party Claim. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

(c) If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third-Party Claim as provided in Section 10.6(b), the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(d) Subject to Section 10.6(e), no Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third-Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that if the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third-Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third-Party Claim; provided further that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates or (ii) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

(e) If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third-Party Claim in good faith or is not settling such Third-Party Claim in accordance with this Section 10.6, the Indemnified Party shall have the right to undertake control of the defense of such Third-Party Claim upon five (5) days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion.

SECTION 10.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third-Party Claim shall be reasonably promptly asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 30-day period or does respond within such 30-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XII.

SECTION 10.8 Contribution. If the indemnification provided for in this Article X is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 10.8 shall not apply) to an Indemnified Party in respect of any Losses or Expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the H&S Indemnified Parties, on the one hand, and the Fortune Brands Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Expense or Loss. The relative fault of any H&S Indemnified Party, on the one hand, and of any Fortune Brands Indemnified Party, on the other hand, in the case of any Expense or Loss arising out of or related to information contained in the Form 10 Registration Statement, the Information Statement, the Form S-8 Registration Statement (including the related prospectus) or other securities law filing shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the H&S Business or an H&S Indemnified Party, on the one hand, or by the Fortune Brands Business or a Fortune Brands Indemnified Party, on the other hand. The information on Schedules 10.3(D) and 10.3(E) shall be deemed supplied by the Fortune Brands Business or the Fortune Brands Indemnified Parties. All other information in the Form 10 Registration Statement, the Information Statement and the Form S-8 Registration Statement (including the related prospectus) shall be deemed supplied by the H&S Business or the H&S Indemnified Parties.

SECTION 10.9 Remedies Cumulative. Subject to the provisions of Article IX and Section 10.11, the remedies provided in this Article X shall be cumulative and shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 10.10 Survival. All covenants and agreements of the parties contained in this Agreement relating to indemnification shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

SECTION 10.11 Exclusivity of Indemnification Agreement and Tax Allocation Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) the Indemnification Agreement shall be the exclusive agreement among any of the Parties with respect to indemnification in respect of smoking and health and fire safe cigarette matters and (b) the Tax Allocation Agreement shall be the exclusive agreement among any of the Parties with respect to indemnification in respect of Tax matters.

ARTICLE XI

ACCESS TO INFORMATION AND SERVICES

SECTION 11.1 Agreement for Exchange of Information. (a) Subject to Section 11.1(b), at all times from and after the Distribution Date for a period of six years, as soon as reasonably practicable after written request: (i) Fortune Brands shall afford to the H&S Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at H&S’s expense, provide copies of, all records, books, Contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Fortune Brands immediately following the Distribution Date that relates to H&S, the H&S Business or the employees or former employees of the H&S Business; and (ii) H&S shall afford to the Fortune Brands Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Fortune Brands’ expense, provide copies of, all Information in the possession or under the control of H&S immediately following the Distribution Date that relates to Fortune Brands, the Fortune Brands Business or the employees or former employees of the Fortune Brands Business; provided, however, that in the event that either Fortune Brands or H&S determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Either party hereto may request Information under Section 11.1(a) or Section 11.7: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party or any of its Affiliates (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over such requesting party or Affiliate thereof; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements (other than in connection with any action, suit or proceeding in which any Fortune Brands Party is adverse to any H&S Party); (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to comply with its obligations under this Agreement or any Transaction Agreement.

(c) Without limiting the generality of the foregoing, until the end of the first full H&S fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party hereto shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable the other party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

SECTION 11.2 Ownership of Information. Any Information owned by any Party that is provided to a requesting Party pursuant to Section 11.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

SECTION 11.3 Compensation for Providing Information. The party requesting Information agrees to reimburse the providing party for the reasonable Out-of-Pocket Expenses, if any, of gathering and copying such Information, to the extent that such Out-of-Pocket Expenses are incurred for the benefit of the requesting party.

SECTION 11.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XI after the Distribution Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, the parties hereto agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of Fortune Brands as in effect on the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable party after the Distribution Date.

SECTION 11.5 Limitation of Liability. No party shall have any liability to the other party (a) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information or (b) if any Information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 11.4.

SECTION 11.6 Production of Witnesses. At all times from and after the Distribution Date, each party shall use commercially reasonable efforts to make available, or cause to be made available, to the other party (without cost (other than reimbursement of actual Out-of-Pocket Expenses) to, and upon prior written request of, the other party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding (except in the case of any action, suit or proceeding in which any Fortune Brands Party is adverse to any H&S Party) in which the requesting party may from time to time be involved with respect to the H&S Business, the Fortune Brands Business or any transactions contemplated hereby; provided that the same shall not unreasonably interfere with the conduct of business by the party of which the request is made.

SECTION 11.7 Sharing of Knowledge. Subject to Section 11.1(b) and any limitations set forth in any Transaction Agreement, for a period of two years following the Distribution Date, as soon as reasonably practicable after written request: (a) to the extent that information or knowledge with respect to the H&S Business as of or prior to the Effective Time is available through discussions with employees of the Fortune Brands Parties, Fortune Brands shall make such employees reasonably available to H&S to provide such information or knowledge and (b)

to the extent that information or knowledge relating to the Fortune Brands Business as of or prior to the Effective Time is available through discussions with employees of the H&S Parties, H&S shall make such employees reasonably available to Fortune Brands to provide such information or knowledge; provided, however, that in the event that either Fortune Brands or H&S determines that any such provision of such information or knowledge would be commercially detrimental in any material respect, violate any law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the parties hereto shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence; and provided further that, to the extent specific information- or knowledge-sharing provisions are contained in any of the Transaction Agreements, such other provisions (and not this Section 11.7) shall govern.

SECTION 11.8 Confidentiality. (a) From and after the Distribution Date, each of Fortune Brands and H&S shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, in strict confidence, with at least the same degree of care that applies to Fortune Brands’ confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving party after the Distribution Date, all Confidential Information of the disclosing party or any of its Affiliates obtained by such receiving party prior to the Distribution Date, accessed by such receiving party pursuant to Section 11.1 or furnished to such receiving party by or on behalf of the disclosing party or any of its Affiliates pursuant to this Agreement or, to the extent not addressed in a Transaction Agreement, any agreement contemplated hereby, shall not use such Confidential Information (except as contemplated by this Agreement, such Transaction Agreement or any agreement contemplated hereby) and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 11.8 or similar confidentiality obligations; provided, however, that Fortune Brands and H&S and their respective Representatives may disclose or use such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of the receiving party’s counsel, by other requirements of law (in which case such party will provide, to the extent reasonably practicable under the circumstances, advance written notice to the other party of its intent to make such disclosure) or (ii) the receiving party can show that such information (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving party without any obligation to keep it confidential by a Third Party under circumstances that are not known to the receiving party to involve a breach of the Third Party’s obligations to a party hereto or (C) was developed independently of information furnished or made available to the receiving party as contemplated under this Agreement (except, in the case of each of (A), (B) and (C), to the extent that notwithstanding the foregoing, use or disclosure thereof would be prohibited by applicable law). Each of Fortune Brands and H&S, respectively, shall be responsible for any breach of this Section 11.8 by any of its Representatives to whom it has disclosed Confidential Information.

(b) Notwithstanding the provisions of this Section 11.8, each of Fortune Brands and H&S will be deemed to have satisfied its obligations under Section 11.8(a) with respect to preserving the confidentiality of the other party’s Confidential Information as long as it takes the same degree of care that it takes to: (i) secure and maintain the confidentiality of its own similar information; (ii) protect its own similar information against anticipated threats or hazards; and (iii) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of its own similar information.

(c) Each of Fortune Brands and H&S acknowledges that the disclosing party would not have an adequate remedy at law for the breach by the receiving party of any one or more of the covenants contained in this Section 11.8 and agrees that, notwithstanding Section 12.2 and Section 12.3, the disclosing party shall, in addition to the other remedies that may be available to it, be entitled to an injunction to prevent actual or threatened breaches of this Section 11.8 and to enforce specifically the terms and provisions of this Section 11.8 in any court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 11.8 shall survive the Distribution Date indefinitely.

(d) This Section 11.8 shall not apply with respect to Confidential Information furnished to the receiving party or accessed by the receiving party pursuant to any Transaction Agreement, except to the extent that such Transaction Agreement incorporates the provisions of this Section 11.8 by reference.

(e) Notwithstanding the limitations set forth in this Section 11.8, with respect to financial and other information related to the H&S Parties for the periods during which such H&S Parties were Subsidiaries of Fortune Brands, in addition to fulfilling its periodic reporting obligations with the SEC as required by applicable law, Fortune Brands shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by Fortune Brands in such disclosures.

SECTION 11.9 Privileged Matters. (a) Each of Fortune Brands and H&S agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the H&S Business or the Fortune Brands Business for any period prior to the Distribution Date (each a “Privilege”). Each party hereto acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the party requesting that such Privilege be asserted. Each party hereto agrees that neither it nor any of its Affiliates shall waive any Privilege that could be asserted by the other party hereto or any of its Affiliates under applicable law without the prior written consent of the other party. The rights and obligations created by this Section 11.9 shall apply to all information relating to the Fortune Brands Business or the H&S Business as to which, but for the Distribution, either party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either party and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either party obtains knowledge that any current or former employee of Fortune Brands, H&S or any of their respective Affiliates has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other party hereto or any of such other party’s Affiliates, such party shall notify promptly the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 11.9 or otherwise to prevent the production or disclosure of Privileged Information. Each party agrees that it will not produce or disclose any information that may be covered by a Privilege of the other party or any of such other party’s Affiliates under this Section 11.9 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Fortune Brands’ transfer of books and records and other information to H&S, and Fortune Brands’ agreement to permit H&S to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on H&S’s agreement, as set forth in Sections 11.8 and 11.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to H&S pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Fortune Brands in, or the obligations imposed upon H&S by, this Section 11.9. H&S’s transfer of books and records and other information to Fortune Brands, and H&S’s agreement to permit Fortune Brands to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Fortune Brands’ agreement, as set forth in Sections 11.8 and 11.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to Fortune Brands pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to H&S in, or the obligations imposed upon Fortune Brands by, this Section 11.9.

SECTION 11.10 Attorney Representation. (a) H&S, on behalf of itself and the other H&S Parties, hereby acknowledges that Sidley Austin LLP (“Sidley”) is counsel to Fortune Brands, and not counsel to any H&S Party, in connection with the transactions contemplated by this Agreement. H&S acknowledges that Sidley has acted as counsel for Fortune Brands for several years and that, in the event of any Dispute (under Article X or otherwise), Fortune Brands reasonably anticipates that Sidley will represent the Fortune Brands Parties in such matters. Accordingly, to the extent required by applicable law or otherwise, H&S, on behalf of itself and each of the H&S Parties, expressly (a) consents to Sidley’s representation of any of the Fortune Brands Parties in any post-Distribution matter in which the interests of any H&S Party, on the one hand, and any Fortune Brands Party, on the other hand, are adverse, whether or not such matter is one in which Sidley may have previously advised Fortune Brands; provided, however, that, if at the time any Fortune Brands Party requests that Sidley represent it with respect to any such post-Distribution matter, any H&S Party is a current Sidley client, the foregoing provisions of this clause (a) shall be disregarded; (b) consents to the disclosure by Sidley to Fortune Brands of any information learned by Sidley in the course of its representation of Fortune Brands, whether or not such information is subject to the attorney-client privilege or

Sidley’s duty of confidentiality and whether or not such disclosure is made before or after the Distribution; and (c) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of Fortune Brands by Sidley, including in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements. H&S further covenants, on behalf of itself and each of the H&S Parties, that it shall not assert any claim against Sidley in respect of legal services provided to Fortune Brands by Sidley, whether or not such services relate to the H&S Business, the Transferred Subsidiaries, the Transferred Business Assets or the transactions contemplated by this Agreement or any of the Transaction Agreements.

(b) Fortune Brands, on behalf of itself and the other Fortune Brands Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of H&S resulting from such person being an employee of Fortune Brands or any of its Subsidiaries (including the H&S Parties) or having provided legal services to Fortune Brands or any of its Subsidiaries at any time prior to the Distribution and agrees to allow such attorney to represent the H&S Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date. H&S, on behalf of itself and the other H&S Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Fortune Brands resulting from such person being an employee of H&S or any of its Subsidiaries or having provided legal services to H&S or any of its Subsidiaries at any time prior to the Distribution and agrees to allow such attorney to represent the Fortune Brands Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date. In furtherance of the foregoing, each Fortune Brands Party and each H&S Party will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

SECTION 11.11 Financial Information Certifications. (a) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Fortune Brands to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which H&S was a Subsidiary of Fortune Brands, and within 60 days following the end of any fiscal year during which H&S was a Subsidiary of Fortune Brands, H&S shall provide a certification statement with respect of internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of Fortune Brands, which certification shall be in substantially the same form as had been provided by officers or employees of H&S in certifications delivered prior to the Distribution Date (provided that such certification shall be made by H&S rather than individual officers or employees), or as otherwise agreed upon between the parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

(b) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of H&S to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which H&S was a Subsidiary of Fortune Brands, and within 60 days following the end of any fiscal year during which H&S was a Subsidiary of Fortune Brands, Fortune Brands shall provide a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of H&S, which certification shall be in substantially the same form as had been provided by officers or employees of Fortune Brands in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Distribution Date (provided that such certification shall be made by Fortune Brands rather than individual officers or employees,) or as otherwise agreed upon between the parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Entire Agreement. This Agreement and the Transaction Agreements, including the Schedules and Exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Fortune Brands Parties, on the one hand, and any of the H&S Parties, on the other hand, with respect to such subject matter hereof or thereof.

SECTION 12.2 Dispute Resolution; Mediation.

(a) Subject to Section 12.2(c), either party hereto seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement (a “Dispute”), shall provide written notice thereof to the other party hereto, and following delivery of such notice, the parties hereto shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for the subject matter of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the parties hereto are unable for any reason to resolve a Dispute within 30 days after the delivery of such notice or if a party reasonably concludes that the other party is not willing to negotiate as contemplated by this Section 12.2(a), the Dispute shall be submitted to mediation in accordance with Section 12.2(b).

(b) Any Dispute not resolved pursuant to Section 12.2(a) shall, at the written request of any party hereto (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in Chicago, Illinois. The parties shall have 20 days from receipt by a party (or parties) of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within 20 days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other party), that CPR appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No party hereto shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by any other party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other party except in the course of a judicial or regulatory proceeding or as may be required by law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall, to the extent reasonably practicable, give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days after receipt by a party (or parties) of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 12.4.

(c) Notwithstanding the foregoing provisions of this Section 12.2, (i) any party may seek preliminary provisional or injunctive judicial relief without first complying with the procedures set forth in Section 12.2(a) and Section 12.2(b) if such action is reasonably necessary to avoid irreparable damage and (ii) either party may initiate litigation before the expiration of the periods specified in Section 12.2(b) if such party has submitted a Mediation Request and the other party has failed, within 14 days after the appointment of a mediator, to agree upon a date for the first mediation session to take place within 30 days after the appointment of such mediator or such longer period as the parties may agree to in writing.

SECTION 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

SECTION 12.4 Submission to Jurisdiction; Waiver of Jury Trial. Each of Fortune Brands, on behalf of itself and each of the Fortune Brands Parties, and H&S, on behalf of itself and each of the H&S Parties, hereby irrevocably (a) submits in any Dispute to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago, Illinois, (b) waives any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States, (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.11 shall be effective service of process for any litigation brought against it in any such court and (d) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE (AS DEFINED HEREIN).

SECTION 12.5 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Fortune Brands and H&S.

SECTION 12.6 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either party, it is in writing signed by an authorized representative of such party. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 12.7 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

SECTION 12.8 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but both of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the parties hereto.

SECTION 12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that the rights and obligations of either party under this Agreement shall not be assignable by such party without the prior written consent of the other party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 12.10 Third-Party Beneficiaries. Except for Article X and Section 11.10, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 12.11 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to Fortune Brands prior to the Effective Time, to:

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention: General Counsel

Facsimile: (847) 484-4490

If to Fortune Brands at or after the Effective Time, to:

Fortune Brands, Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Attention: General Counsel

Facsimile: (847) 948-8610

If to H&S, to:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention: General Counsel

Facsimile: (847) 484-4490

or to such other address as such party may indicate by a notice delivered to the other party in accordance herewith.

SECTION 12.12 Performance. Fortune Brands will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Fortune Brands Party. H&S will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any H&S Party.

SECTION 12.13 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 12.14 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of the Fortune Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no party shall have any liability to any Person by reason of this Agreement.

SECTION 12.15 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of H&S or Fortune Brands, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of H&S or Fortune Brands, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of H&S and Fortune Brands, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable law.

SECTION 12.16 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the parties hereto contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

FORTUNE BRANDS, INC.

By:	/s/ Bruce A. Carbonari
Name:	Bruce A. Carbonari
Title:	Chairman of the Board and Chief Executive Officer

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ Christopher J. Klein
Name:	Christopher J. Klein
Title:	President and Chief Executive Officer

Separation and Distribution Agreement